UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 10, 2025

TACTILE SYSTEMS TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37799	41-1801204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3701 Wayzata Blvd, Suite 300, Minneapolis, MN 55416

(Address of principal executive offices) (Zip Code)

(612) 355-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	TCMD	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 10, 2025, the board of directors of Tactile Systems Technology, Inc. (the “Company”) elected Laura G. King to serve as a member of the board and fixed the size of the board at nine directors, all effective as of January 13, 2025. Ms. King was also appointed to serve as a member of the Audit Committee and of the Compliance and Reimbursement Committee of the board.

Ms. King is a seasoned healthcare executive with a proven track record of leadership and developing innovative products that enhance patient care. Her extensive experience includes a 22-year career at General Electric Company (GE), where she served as a Company Officer in her role as President and Chief Executive Officer of GE Healthcare’s Global Interventional Business, which provided clinical solutions enabling minimally invasive procedures in cardiology, interventional radiology, and surgery. Her earlier experience at GE included various senior level audit and finance roles, including Chief Information Officer and Chief Financial Officer, Consumer and ECM Motors. Ms. King is currently co-founder and Chief Executive Officer of BiaCure, Inc., a developer of effective treatments for nail fungus. Previously, she co-founded and served as Chief Executive Officer of Elucent Medical, a developer of a real-time surgical navigation platform that has positively impacted over 10,000 breast cancer patients. Ms. King also served as President and Chief Executive Officer of NeuWave Medical, a manufacturer and marketer of a minimally invasive soft tissue microwave ablation system to destroy tumor cells, which was acquired by Johnson & Johnson’s MedTech division.

For her service on the board, Ms. King will be compensated in accordance with the Company’s non-employee director compensation policy. Ms. King will be granted restricted stock units (“RSUs”) with a value of a pro rata portion of $145,000, such pro rata portion based on the number of days Ms. King will serve until the next annual meeting of stockholders as compared to the number of days between that annual meeting and the immediately preceding annual meeting of stockholders, calculated by dividing the pro rata portion of $145,000 by the closing sale price per share of the Company’s common stock on the Nasdaq Global Market on the date of grant. This initial grant will be made after the close of market on the second business day following the release of the Company’s financial results for the quarter ended December 31, 2024, and will vest in a single installment on the earlier of one year from the grant date or the date of the Company’s 2025 annual meeting of stockholders, subject to the condition that Ms. King remain a director as of that date.

In addition, Ms. King will receive an annual cash retainer of $50,000 per year for her service on the board, a cash retainer of $10,000 per year for her service as a member of the Audit Committee, and a cash retainer of $5,000 per year for her service as a member of the Compliance and Reimbursement Committee, each prorated for her first year of service. Non-employee directors may elect to receive between 10% and 100% of their aggregate annual cash retainers in the form of RSUs, with the number of RSUs calculated by dividing the amount of the retainer payable on a certain date by the closing sale price per share of the Company’s common stock on the date of grant. The Company also reimburses its directors for their reasonable out-of-pocket expenses incurred in connection with attending board and committee meetings.

Item 7.01.	Regulation FD Disclosure

On January 13, 2025, the Company issued a press release in connection with Ms. King’s appointment to the board. Attached hereto as Exhibit 99.1 is a copy of the press release. In accordance with General Instruction B.2 of Form 8-K, the information in this report under this heading, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 13, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TACTILE SYSTEMS TECHNOLOGY, INC.

Date: January 13, 2025	By:	/s/ Elaine M. Birkemeyer
Elaine M. Birkemeyer
Chief Financial Officer